Exhibit 99.1

CUSIP# 678046 10 3 Amex: BQI
NEWS RELEASE
DATE: May 13, 2008
Oilsands Quest and Northern Village of La Loche agree to
formalize economic relationship
Calgary, Alberta — Oilsands Quest Inc. (Amex: BQI) and the Northern Village of La Loche, Saskatchewan, announce the signing of a Memorandum of Understanding (“MOU”) regarding the establishment of an economic relationship between the two parties. La Loche is the largest community in close proximity to Oilsands Quests’ permit lands in northwestern Saskatchewan.
The MOU confirms the agreement between the parties to work together to identify and address the economic benefits, as well as environmental, social and other potential impacts on La Loche of Oilsands Quest’s exploration activities on its permit lands. By way of the MOU, the parties agree to make reasonable commercial efforts to negotiate a formal exploration agreement that will deal with these matters and, furthermore, that the relationship and participation in a formal agreement will be available to all neighboring communities that are adjacent to and affected by Oilsands Quest’s exploration activities.
“I am pleased with the progress we have made in negotiations with Oilsands Quest,” said Georgina Jolibois, Mayor of the Northern Village of La Loche. “The MOU is an important milestone. It recognizes the social, economic and environmental impacts that need to be addressed, and it offers new business, education and employment opportunities for local residents, along with new resources to direct to community infrastructure. It also acknowledges the potential impacts and benefits to surrounding communities, which we believe are equally important. We look forward to completing an exploration agreement with Oilsands Quest that embodies the positive principles set out in the MOU.”
Christopher H. Hopkins, President & Chief Executive Officer of Oilsands Quest Inc., is also very pleased with the MOU. “This will be a precedent-setting agreement that we believe will set the standard for establishing a meaningful, jointly beneficial socio-economic relationship with our neighboring communities,” he said. “We look at this as an opportunity to make a strong commitment to the communities of a large number of our employees, which will help better the lives of our northern employees, their families and neighbors.”
At the present time, La Loche and adjacent communities that could participate in the proposed exploration agreement account for approximately 75 per cent of the residents in the area. Since Oilsands Quest began exploration activities on its permit lands in Saskatchewan in 2005, it has followed a policy of employing workers from La Loche and other communities in northwestern Saskatchewan as well as purchasing local goods and services. In the MOU, Oilsands Quest also agrees to assist and cooperate with La Loche and the neighboring communities in their dealing with the governments of Saskatchewan and Canada in relation to the regional environment, economic development, employment for residents, infrastructure, education and training funding, and other relevant policies and programs.
About Oilsands Quest
Oilsands Quest Inc. (www.oilsandsquest.com) is aggressively exploring Canada’s largest holding of contiguous oil sands permits and licences, located in Saskatchewan and Alberta, and

CUSIP# 678046 10 3 Amex: BQI
2.
developing Saskatchewan’s first global-scale oil sands discovery. It is leading the establishment of the province of Saskatchewan’s emerging oil sands industry.
Forward-looking information
Except for statements of historical fact relating to Oilsands Quest Inc., this news release contains certain “forward-looking information” within the meaning of applicable securities law. Forward-looking information is frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate”, “potential”, “prospective” and other similar words, or statements that certain events or conditions “may”, “will”, or “could” occur. Forward-looking statements such as references to Oilsands Quest’s exploration, technical and development programs are based on the opinions and estimates of management and Oilsands Quest’s independent evaluators at the date the statements are made and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, exploration and technical risks inherent in the oil sands industry, regulatory and economic risks, lack of infrastructure in the region in which the company’s resources are located and risks associated with Oilsands Quest’s ability to implement its business plan. There are uncertainties inherent in forward-looking information, including factors beyond Oilsands Quest’s control, and no assurance can be given that the programs will be completed on time, on budget or at all. Oilsands Quest undertakes no obligation to update forward-looking information if circumstances or management’s estimates or opinions should change, except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements. The risks and uncertainties set forth above are not exhaustive. Readers should refer to Oilsands Quest’s current annual report on Form 10-KSB and other document filings, which are available at www.sedar.com and at www.sec.gov for a detailed discussion of these risks and uncertainties and details regarding the location and extent of Oilsands Quest’s land holdings.
For more information:
Northern Village of La Loche
Mayor Georgina Jolibois
Phone (306) 822-2032
Oilsands Quest
General inquiries and retail investors, contact Hedlin Lauder Investor Relations Ltd.
Toll Free 1-800-299-7823. Office 403-232-6251
Email irinfo@hedlinlauder.com
Institutional investors, contact BarnesMcInerney Inc.
Toll Free 1-866-794-7288. Office 416-371-0510
Email oilsands@barnesmcinerney.com